Exhibit 99.1

GGP FINANCES $3.1 BILLION OF PROPERTY-LEVEL DEBT IN SECOND QUARTER

INTEREST RATE DECREASES FROM 5.24% TO 4.20%

Chicago, Illinois, July 2, 2012 — General Growth Properties, Inc. (NYSE:GGP) (“GGP”) today announced $3.1 billion ($2.7 billion at share) of property-level financings during the second quarter 2012. The new mortgages have a weighted average interest rate and term of 4.20% and nine years, respectively, as compared to a rate of 5.24% and a remaining term-to-maturity of 3.9 years. In addition, the financings eliminated $640 million of recourse to GGP and eliminated the cross collateral provision between Fashion Show and The Grand Canal Shoppes/The Shoppes at The Palazzo. The transactions generated $329 million of net proceeds after repayment of existing mortgage notes. Information regarding each financing is provided below:

		Prior Loan Terms					New Loan Terms
Mall	Location	Balance	Balance @ Share	Rate		Maturity Date	Balance	Balance @ Share	Rate		Maturity Date
Provo Towne Centre	Provo, UT	$52	$39	5.75%		June 2012	$42	$32	4.53%		June 2017
The Grand Canal Shoppes and The Shoppes at The Palazzo (a)	Las Vegas, NV	607	607	4.17	% (a)	May 2014/2017	625	625	4.24	% (a)	June 2019
Oakbrook Center	Oakbrook, IL	199	95	5.12%		October 2012	425	203	3.66%		July 2020
Ala Moana Center	Honolulu, HI	1,293	1,293	5.59%		June 2018	1,400	1,400	4.23%		April 2022
Harborplace & The Gallery	Baltimore, MD	61	61	7.89%		June 2014	82	82	5.24%		May 2022
The Streets at Southpoint	Durham, NC	228	215	5.36%		April 2012	260	245	4.36%		May 2022
Spokane Valley Mall	Spokane Valley, WA	52	39	5.75%		June 2012	63	47	4.65%		June 2022
Florence Mall	Florence, KY	90	64	4.95%		September 2012	90	45	4.15%		June 2022
Greenwood Mall	Bowling Green, KY	—	—	—		—	63	63	4.19%		July 2022
		$2,582	$2,413	5.24%			$3,050	$2,742	4.20%

(a) The prior loans for The Grand Canal Shoppes and The Shoppes at The Palazzo bore interest at 4.78% fixed and LIBOR + 300 basis points, respectively. The prior loan interest rate of 4.17% shown above represents a blended rate of the two loans. The new loan bears interest at a fixed rate of 4.24%.

As previously disclosed, GGP obtained a $1.0 billion corporate line of credit. The new facility has an uncommitted accordion feature for a total facility of up to $1.25 billion and a term of four years. The pricing of the facility is currently set at LIBOR plus 250 basis points and is determined by GGP’s leverage level. In connection with the new facility, GGP terminated the $750 million corporate line of credit.

ABOUT GGP

General Growth Properties is a fully integrated, self-managed and self-administered real estate investment trust focused on owning, managing, leasing, and redeveloping regional malls throughout the United States and Brazil. The Company currently owns, or has an interest in, 150 regional shopping malls comprising approximately 141.7 million square feet of gross leasable area. GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.  For further information please visit the GGP website at www.ggp.com.

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Contact Information:	Kevin Berry, Vice President of Investor Relations
kevin.berry@ggp.com
(312) 960-5529